UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 25, 2014

Nelnet, Inc.
(Exact name of registrant as specified in its charter)

Nebraska	001-31924	84-0748903
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 South 13th Street Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (402) 458-2370
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 25, 2014, Nelnet, Inc. (the “Company”), and certain Company subsidiaries, completed the acquisition of a total of $3.6 billion of Federal Family Education Loan Program (“FFELP”) student loans and related assets from Student Loan Xpress, Inc., CIT Education Loan Trust 2012-1, and CIT Education Loan Trust 2011-1, which are affiliated with CIT Group Inc. The transaction included the purchase of residual interests in a total of $2.6 billion of securitized student loans and related assets under a stock purchase agreement, and the purchase of a total of approximately $950 million of unsecuritized student loans under three separate loan sale agreements. The stock purchase agreement and loan sale agreements (collectively, the “Agreements”) were previously reported by the Company in a Current Report on Form 8-K filed on April 16, 2014 (the “Prior 8-K”). The Agreements were filed as exhibits to the Prior 8-K and are incorporated by reference as Exhibits 2.1 through 2.4 to this report.

The assets acquired under the stock purchase agreement include the rights to the residual interests in three FFELP student loan securitization trusts, which hold a total of $2.6 billion of FFELP student loans and related assets and have issued a corresponding amount of related student loan asset-backed debt.  In addition, under the loan sale agreements, the Company purchased for cash unsecuritized FFELP loans totaling approximately $950 million, consisting primarily of FFELP consolidation loans, which have been initially funded through the Company’s existing student loan warehouse facilities.  The aggregate cash purchase price for the assets acquired under the stock purchase agreement and the cash amount paid over the par value of the student loan portfolio and related accrued interest under the loan sale agreements was $139 million, and was funded from the Company’s operating cash and unsecured line of credit. All acquired student loan assets and related debt will be included in the Company’s consolidated financial statements and will increase the Company’s student loan portfolio to more than $29 billion.

Item 9.01 Financial Statements and Exhibits.

(a)
Financial statements of businesses acquired. Financial statements with respect to the assets acquired pursuant to the transaction discussed under Item 2.01 above, or any businesses associated therewith, are not required to be provided in this report by Rule 3-05(b) of Regulation S-X, since none of the significance conditions set forth in Rule 1-02(w) of Regulation S-X exceeds 20 percent.

(b)
Pro forma financial information. Pro forma financial information with respect to the assets acquired pursuant to the transaction discussed under Item 2.01 above, or any businesses associated therewith, is not required to be provided in this report by Rule 11-01 of Regulation S-X, since none of the significance conditions set forth in Rule 1-02(w) of Regulation S-X exceeds 20 percent.

(d)    Exhibits. The following exhibits are incorporated by reference as part of this report:

Exhibit
No.                        Description

2.1
Stock Purchase Agreement dated as of April 10, 2014 among Nelnet Finance Corp., Nelnet, Inc., Student Loan Xpress, Inc., and CIT Group Inc., filed as Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on April 16, 2014 and incorporated by reference herein.

2.2
Loan Sale Agreement dated as of April 10, 2014 among National Education Loan Network, Inc., Student Loan Xpress, Inc., Fifth Third Bank, Union Bank and Trust Company, and CIT Group Inc., filed as Exhibit 2.2 to the registrant’s Current Report on Form 8-K filed on April 16, 2014 and incorporated by reference herein.

2.3
Loan Sale Agreement dated as of April 10, 2014 among National Education Loan Network, Inc., CIT Education Loan Trust 2012-1, Manufacturers and Traders Trust Company, Union Bank and Trust Company, and CIT Group Inc., filed as Exhibit 2.3 to the registrant’s Current Report on Form 8-K filed on April 16, 2014 and incorporated by reference herein.

2.4
Loan Sale Agreement dated as of April 10, 2014 among National Education Loan Network, Inc., CIT Education Loan Trust 2011-1, Manufacturers and Traders Trust Company, Union Bank and Trust Company, and CIT Group Inc., filed as Exhibit 2.4 to the registrant’s Current Report on Form 8-K filed on April 16, 2014 and incorporated by reference herein.

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the exhibits listed above have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or attachment to the U.S. Securities and Exchange Commission upon request.

The Agreements are not intended to be, and should not be relied upon as, including disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The Agreements contain representations and warranties by the Company and the other parties that were made only for purposes of those Agreements and as of specified dates. The representations, warranties, and covenants in the Agreements were made solely for the benefit of the parties to the Agreements, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts), and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Agreements, which subsequent information may or may not be fully reflected in the Company's public disclosures.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 28, 2014                     NELNET, INC.

By:    /s/ JAMES D. KRUGER
Name: James D. Kruger
Title: Chief Financial Officer